Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

Media: Marie Remboulis – 248/354-9809

Investors: Janet Halpin – 248/354-8847

Federal-Mogul Reports Fourth Quarter and Full Year 2003 Results

Southfield, Michigan, February 18, 2004…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and twelve months ended December 31, 2003.

Financial Summary (in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net sales	$1,413	$1,239	$5,546	$5,184
Gross margin	269	235	1,087	1,021
Net loss from continuing operations	(121)	(89)	(186)	(201)
Asset impairments	(102)	(32)	(106)	(63)
Asbestos charge	(39)	—	(39)	—
Cash flow from operating activities	50	68	319	257

Financial Results for the Three Months Ended December 31, 2003

Federal-Mogul reported fourth quarter 2003 sales from continuing operations of $1,413 million, an increase of $174 million when compared to sales from continuing operations of $1,239 million for the same period in 2002. Sales from continuing operations were favorably impacted by $93 million of foreign currency translation. The remaining increase was driven by higher OEM and Aftermarket volumes reflecting vehicle production in both North America and Europe and favorable market share performance in the North America Aftermarket, offset by customer price reductions. During this same period, gross margin increased $34 million or 14.5 percent. Gross margin was favorably impacted by $15 million of foreign currency translation. The remaining increase in gross margin was due to increased sales volumes and productivity resulting from the Company’s cost reduction and restructuring activities, which offset price reductions and increased pension costs.

The Company reported a net loss from continuing operations of $121 million during the fourth quarter of 2003, compared to a net loss from continuing operations of $89 million for the same period in 2002. The fourth quarter 2003 net loss from continuing operations was driven by asset impairments of $102 million and an asbestos charge of $39 million. Asset impairments were recorded to adjust the carrying value of certain intangible and tangible assets to their estimated fair values because of reductions in projected future asset recoverability. The asbestos charge was recorded to adjust the Company’s asbestos-related insurance recoverable pursuant to the terms of a settlement.

The Company continued to generate positive cash from operating activities during the fourth quarter of 2003, providing $50 million for the period.

Financial Results for the Twelve Months Ended December 31, 2003

Federal-Mogul reported sales from continuing operations for the 12 months ended December 31, 2003 of $5,546 million, an increase of $362 million when compared to sales from continuing operations of $5,184 million for the same period in 2002. Sales from continuing operations were favorably impacted by $352 million of foreign currency translation and by favorable sales volumes, which more than offset customer price reductions. Gross margin increased by $66 million or 6.5 percent during 2003. Gross margin was favorably impacted by $63 million of foreign currency translation. Productivity generated by the Company’s cost reduction and restructuring activities more than offset price reductions and increased pension costs.

The Company reported a net loss from continuing operations of $186 million during 2003, compared to a net loss from continuing operations of $201 million in 2002. Included in the Company’s net loss from continuing operations for 2003 are asset impairments of $106 million, which were recorded to adjust the carrying value of certain intangible and tangible assets to their estimated fair values because of reductions in projected future asset recoverability. The Company’s 2003 net loss from continuing operations was further impacted by an asbestos charge of $39 million, which was recorded to adjust the Company’s asbestos-related insurance recoverable pursuant to the terms of a settlement.

Cash flow from operating activities for 2003 of $319 million represents an increase of $62 million over 2002 results. The increase is attributable to improved gross margin and reductions in working capital.

“We are pleased with the improvements we made in 2003, particularly the growth in cash flow from operating activities. We continue to improve our operating performance in a challenging environment and remain focused on the delivery of superior quality and customer satisfaction,” said Chip McClure, chief executive officer and president.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs more than 45,000 people in 24 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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FEDERAL-MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Net sales	$1,412.9	$1,238.9	$5,546.0	$5,184.3
Cost of products sold	1,143.6	1,003.8	4,459.1	4,162.9

Gross margin	269.3	235.1	1,086.9	1,021.4

Selling, general and administrative expenses	207.2	200.1	872.1	816.7
Restructuring charges, net	7.7	15.2	34.2	40.5
Adjustment of assets held for sale and other long-lived assets to fair value	101.5	32.4	106.0	62.9
Asbestos charge	38.9	—	38.9	—
Interest expense, net	23.6	33.1	98.2	123.4
Chapter 11 and Administration related reorganization expenses	11.7	31.0	97.1	107.4
Equity in earnings of unconsolidated subsidiaries	(6.6)	(3.8)	(27.3)	(19.8)
Other expense (income), net	4.7	(3.1)	0.7	13.3

Loss from Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	(119.4)	(69.8)	(133.0)	(123.0)
Income tax expense	1.3	19.2	52.5	77.9

Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	(120.7)	(89.0)	(185.5)	(200.9)
Loss from discontinued operations, net of income taxes	—	(23.5)	(4.0)	(10.1)
Cumulative effect of change in accounting principle, net of applicable income tax benefit	—	—	—	1,417.9

Net Loss	$(120.7)	$(112.5)	$(189.5)	$(1,628.9)

Loss Per Common Share:
Basic and Diluted
Loss from continuing operations before cumulative effect of change in accounting principle	$(1.39)	$(1.05)	$(2.13)	$(2.42)
Loss from discontinued operations	—	(0.28)	(0.04)	(0.12)
Cumulative effect of change in accounting principle, net of applicable income tax benefit	—	—	—	17.08

Loss Available for Common Shareholders	$(1.39)	$(1.33)	$(2.17)	$(19.62)

Weighted Average Shares (Thousands)
Basic and Diluted	87,129	84,886	87,129	83,022

F E D E R A L - M O G U L    C O R P O R A T I O N

B A L A N C E    S H E E T S

(Millions of Dollars)

	(Unaudited) December 31 2003	December 31 2002
Assets
Cash and equivalents	$472.4	$395.1
Accounts receivable	976.5	946.6
Inventories	834.4	800.1
Prepaid expenses and other current assets	257.5	217.3

Total current assets	2,540.8	2,359.1
Property, plant and equipment, net	2,404.8	2,273.0
Goodwill and indefinite-lived intangible assets	1,517.1	1,565.2
Definite-lived intangible assets, net	348.0	351.6
Asbestos-related insurance recoverable	806.1	780.6
Prepaid pension costs	309.2	361.5
Other noncurrent assets	190.7	222.3

Total Assets	$8,116.7	$7,913.3

Liabilities and Shareholders’ Deficit
Short-term debt, including current portion of long-term debt	$14.8	$346.1
Accounts payable	332.3	318.9
Accrued liabilities	513.3	535.0
Other current liabilities	158.4	204.4

Total current liabilities	1,018.8	1,404.4
Liabilities subject to compromise	6,087.8	6,053.2
Long-term debt	331.2	14.3
Postemployment benefits	1,716.6	1,541.2
Deferred income taxes	70.4	52.4
Other accrued liabilities	214.4	205.7
Minority interest in consolidated subsidiaries	54.4	45.7
Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	435.6	435.6
Additional paid-in capital	2,060.5	2,060.5
Accumulated deficit	(2,933.4)	(2,743.9)
Accumulated other comprehensive loss	(967.6)	(1,183.7)
Other	-	(0.1)

Total Shareholders’ Deficit	(1,376.9)	(1,403.6)

Total Liabilities and Shareholders’ Deficit	$8,116.7	$7,913.3

F E D E R A L - M O G U L   C O R P O R A T I O N

S T A T E M E N T S   O F   C A S H   F L O W S

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Cash Provided From (Used By) Operating Activities
Net loss	$(120.7)	$(112.5)	$(189.5)	$(1,628.9)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Cumulative effect of change in accounting principle	-	-	-	1,464.5
Depreciation and amortization	79.6	70.2	307.1	277.1
Restructuring charges, net	7.7	15.3	36.0	43.3
Chapter 11 and Administration related reorganization expenses	11.7	31.0	97.1	107.4
Adjustment of assets held for sale and other long-lived assets to fair value	101.5	43.0	106.0	70.2
Asbestos charge	38.9	-	38.9	-
Loss (gain) on sale of businesses	-	3.6	7.9	(1.1)
Change in postemployment benefits, including pensions	(2.4)	(21.5)	84.6	19.7
Deferred taxes	(10.5)	(10.5)	15.5	(31.5)
Decrease in accounts receivable	38.4	111.2	50.1	44.1
(Increase) decrease in inventories	(0.5)	14.1	18.5	(46.8)
(Decrease) increase in accounts payable	(25.6)	(9.8)	(27.6)	6.4
Change in other assets and other liabilities	(26.6)	6.1	(60.8)	89.2
Payments against restructuring reserves	(17.6)	(26.1)	(76.7)	(53.1)
Payments of Chapter 11 and Administration related reorganization expenses	(24.0)	(46.4)	(88.1)	(104.0)

Net Cash Provided From Operating Activities	49.9	67.7	319.0	256.5

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment and other long-term assets	(86.1)	(111.0)	(300.9)	(339.1)
Net proceeds from sale of businesses	-	9.1	23.6	34.6

Net Cash Used By Investing Activities	(86.1)	(101.9)	(277.3)	(304.5)

Cash Provided From (Used By) Financing Activities
Proceeds from the issuance of long-term debt	-	4.1	1.2	6.6
Principal payments on long-term debt	(0.6)	(0.3)	(4.3)	(2.4)
Borrowings on DIP credit facility	20.0	75.0	125.5	75.0
Principal payments on DIP credit facility	(10.0)	(0.3)	(120.2)	(10.3)
Increase (decrease) in short-term debt	0.5	3.2	(16.6)	6.5

Net Cash Provided From (Used By) Financing Activities	9.9	81.7	(14.4)	75.4

Effect of Foreign Currency Exchange Rate Fluctuations On Cash	25.9	8.3	50.0	20.8

(Decrease) increase in Cash and Equivalents	(0.4)	55.8	77.3	48.2

Cash and equivalents at beginning of period	472.8	339.3	395.1	346.9

Cash and Equivalents at End of Period	$472.4	$395.1	$472.4	$395.1